EXHIBIT 9

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 1/14/26, the date of the event which required filing of this Schedule 13D/A. Unless otherwise indicated below, all trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
11/19/2025	Buy	64,868	21.28
11/20/2025	Buy	138,917	21.21
11/21/2025	Buy	4,025	21.11
11/24/2025	Sell	1,100	21.63
11/25/2025	Sell	100	21.44
11/28/2025	Buy	18,761	22.02
11/28/2025	Sell	22,700**	0
12/1/2025	Buy	9,210	22.23
12/3/2025	Buy	81,646	22.26
12/4/2025	Buy	45,490	22.51
12/5/2025	Buy	38,850	22.74
12/8/2025	Buy	25,834	22.83
12/9/2025	Buy	25,268	22.89
12/10/2025	Buy	40,540	22.97
12/16/2025	Buy	15,458	22.31
12/18/2025	Sell	10,482	22.62
12/24/2025	Sell	1,790	22.89
1/9/2026	Buy	15,188	22.82
1/12/2026	Buy	22,208	22.82
1/13/2026	Buy	44,573	22.78
1/14/2026	Buy	43,130	22.64

**Pro-rata distribution in-kind for no consideration.